Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

Sterling Bancorp, a corporation organized and existing under and by virtue of the state of Delaware (the "Corporation"), does hereby certify:

First: That the Board of Directors of the Corporation, at a meeting duly convened and held, adopted the following resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

"NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, subject to stockholder approval, Paragraph D of Article Sixth of the Amended and Restated Certificate of Incorporation is hereby amended in its entirety and replaced with the following:

SIXTH:

D.      Subject to the rights of the holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 50 percent of the voting power of all of the then — outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation ("Article FOURTH")), voting together as a single class.

Second: That thereafter, pursuant to a resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware a supermajority of 80% of the outstanding shares of common stock, as required by Article Twelfth of the Articles of Incorporation, was voted in favor of the amendment.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Sterling Bancorp has caused this certificate to be signed by Jack L. Kopnisky, President and Chief Executive Officer of the Corporation, this 22 day of May, 2018.

/s/ Jack L. Kopnisky
By: Jack L. Kopnisky
Title: President and Chief Executive Officer